Exhibit 99.1

Enterprise Reports 2021 Results

Houston, Texas (Tuesday, February 1, 2022) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2021.

Year Ended 2021 Results

Enterprise reported net income attributable to common unitholders for 2021 of $4.6 billion, or $2.10 per unit on a fully diluted basis, compared to $3.8 billion, or $1.71 per unit on a fully diluted basis for 2020.  Net income for 2021 and 2020 was reduced by non-cash, asset impairment and related charges of approximately $233 million, or $0.11 per fully diluted unit, and $891 million, or $0.40 per fully diluted unit, respectively.  The impairment charges recorded in 2021 were primarily related to our marine transportation business and the sale of our coal bed natural gas gathering system and Val Verde treating facility in the San Juan Basin.

Distributable cash flow (“DCF”) was $6.6 billion for 2021 compared to $6.4 billion for 2020. DCF provided 1.7 times coverage of the distributions declared with respect to 2021.  Enterprise retained $2.6 billion of DCF in 2021 to reinvest in the partnership and provide additional financial flexibility.  Distributions declared with regard to 2021 increased to $1.8150 per common unit, which marks the partnership’s 23rd consecutive year of distribution growth since our initial public offering in 1998.

Net cash flow provided by operating activities, or cash flow from operations (“CFFO”), was $8.5 billion for 2021 compared to $5.9 billion for 2020.  CFFO for 2021 was increased by $1.4 billion, while CFFO for 2020 was reduced by $768 million, for the net effect of changes in operating, or working capital, accounts.  After excluding $1.4 billion of cash provided from the net effect of changes in working capital accounts from CFFO for 2021, Enterprise’s payout ratio to common unitholders with respect to 2021 was 58 percent, which includes the return of capital to investors through $4.0 billion of cash distributions to common unitholders and $200 million through common unit buybacks.

Free cash flow (“FCF”) increased to $6.3 billion for 2021 compared to $2.7 billion for 2020 primarily due to cash provided by the net effect of changes to working capital accounts and a decrease in capital expenditures.  After excluding $1.4 billion of cash provided from the net effect of changes in working capital accounts from FCF during 2021, Enterprise returned 84 percent of cash flow to investors through distributions and buybacks.  Enterprise has now utilized 24 percent of its $2.0 billion buyback program authorized in 2019.  In addition, the partnership’s distribution reinvestment and employee unit purchase plans purchased $144 million of Enterprise common units in the open market in 2021.

“We are extremely proud and grateful for the teamwork and contribution of our 7,000 employees to Enterprise’s record 2021,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “Over the last two years, COVID-19 has whipsawed the global economy, including the U.S. energy sector.  Our employees successfully responded to both the challenges and opportunities.  In 2021, their efforts enabled three of our four business segments to report record earnings that resulted in the partnership posting record gross operating margin, cash flow from operations and free cash flow.”

“During 2021, driven by the rebound in the global economy, Enterprise reported five operational records.  These included ethane marine terminal exports, natural gas transportation volumes, propylene production and refined product and petrochemical transportation volumes.  Entering 2022, we expect a continuation in the global economic recovery and growth in crude oil, natural gas and NGL production in the United States driven primarily by the Permian Basin and Haynesville shale.  We believe both will provide Enterprise a solid economic foundation.  The current energy supply disruptions and geopolitical tensions in Europe may have a short-term effect on the global economy.  These energy supply disruptions; however, may lead to greater long term international demand  for U.S. crude oil, natural gas and NGLs as a source of reliable supply and to mitigate higher global prices, especially for LNG,” said Teague.

Fourth Quarter and Full Year 2021 Financial Highlights
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
($ in millions, except per unit amounts)
Operating income	$1,404	$708	$6,104	$5,035
Net income (1)	$1,065	$366	$4,755	$3,886
Fully diluted earnings per common unit (1)	$0.47	$0.15	$2.10	$1.71
CFFO (2)	$2,125	$1,600	$8,513	$5,892
Total gross operating margin (3)	$2,087	$2,063	$8,562	$8,102
Adjusted EBITDA (3)	$2,112	$2,056	$8,381	$8,056
FCF (3)	$1,723	$1,020	$6,297	$2,670
DCF (3)	$1,659	$1,629	$6,608	$6,407

(1)
Net income and fully diluted earnings per common unit for the fourth quarters of 2021 and 2020 include non-cash asset impairment and related charges of approximately $120 million, or $0.05 per unit, and $800 million, or $0.36 per unit, respectively.  For the years ended December 31, 2021 and 2020, net income and fully diluted earnings per common unit include non-cash asset impairment and related charges of $233 million, or $0.11 per unit and $891 million, or $0.40 per unit, respectively.

(2)
CFFO includes the impact of timing of cash receipts and payments related to operations. For the fourth quarter of 2021, the net effect of changes in operating accounts, which are a component of CFFO, was a net increase of $320 million, compared to a net decrease of $76 million, for the fourth quarter of 2020.  For the year ended December 31, 2021, the net effect of changes in operating accounts was a net increase of $1.4 billion, compared to a net decrease of $768 million for 2020.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Enterprise increased its cash distribution to $0.465 per common unit with respect to the fourth quarter of 2021, which was a 3.3 percent increase compared to the  distribution declared with respect to the fourth quarter of 2020.  The distribution will be paid on February 11, 2022 to common unitholders of record as of the close of business on January 31, 2022.

•
DCF for the fourth quarter of 2021 was $1.7 billion, which provided 1.6 times coverage of the $0.465 per common unit cash distribution.  Enterprise retained  $639 million of distributable cash flow in the fourth quarter of 2021.

•
CFFO for the fourth quarter of 2021 was $2.1 billion compared to $1.6 billion for the same quarter in 2020, including changes to working capital accounts, which were a net increase of $320 million and a net decrease of $76 million for the fourth quarters of 2021 and 2020, respectively.

•
During the fourth quarter of 2021, Enterprise purchased $125 million of its common units in the open market, bringing the total amount of common unit buybacks during 2021 to $200 million.  In addition, the partnership’s distribution reinvestment and employee unit purchase plans purchased $37 million of Enterprise common units on the open market during the fourth quarter of 2021.

•
Capital investments in the fourth quarter of 2021 were $424 million, which included $99 million of sustaining capital expenditures.  Total capital investments for 2021 were $2.2 billion, including $1.8 billion of investments in growth capital projects and $430 million of sustaining capital expenditures.

Fourth Quarter and Full Year 2021 Volume Highlights
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.5	6.5	6.4	6.6
Marine terminal volumes (million BPD)	1.5	1.6	1.5	1.7
Natural gas pipeline volumes (TBtus/d)	14.6	13.7	14.2	13.4
NGL fractionation volumes (MBPD)	1,327	1,316	1,253	1,359
Propylene plant production volumes (MBPD)	105	104	99	89
Fee-based natural gas processing volumes (Bcf/d)	4.0	4.2	4.1	4.3
Equity NGL production volumes (MBPD)	158	143	167	151

As used in this press release, “NGL” means natural gas liquids, “LNG” means liquefied natural gas, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“Enterprise finished 2021 with a solid fourth quarter.  Our quarterly results were driven by another strong quarter from our petrochemical services business, higher natural gas processing margins, an increase in equity NGL production, the continuing recovery in crude oil pipeline volumes to near pre-COVID levels, and record natural gas pipeline volumes,” stated Teague.

“We completed construction and began commercial operations for approximately $670 million of organic growth projects during the fourth quarter, including the Gillis expansion of our Acadian natural gas pipeline system and a natural gasoline hydrotreater.  The fully contracted Gillis expansion will deliver growing volumes of Haynesville shale natural gas production to connecting pipelines that supply LNG export facilities in South Louisiana.  The partnership’s natural gasoline hydrotreater, located at our Chambers County complex, removes sulfur from natural gasoline to produce a lower emission blendstock for motor gasoline.  We currently have $2.2 billion of major capital projects under construction.  The largest is our PDH 2 plant, which is expected to be completed in the second quarter of 2023,” continued Teague.

“We were excited to announce the agreement for Enterprise to acquire Navitas Midstream.  Navitas gives us an attractive entry point for our natural gas processing and NGL businesses in the prolific Midland basin.  We anticipate closing this acquisition in the first quarter of 2022, subject to customary regulatory approvals.  Navitas plans to construct an additional natural gas processing plant, which would also provide us an additional organic growth project,” concluded Teague.

Review of Fourth Quarter 2021 Segment Performance

Enterprise reported total gross operating margin of $2.1 billion for both the fourth quarters of 2021 and 2020.  Gross operating margin for the fourth quarters of 2021 and 2020 included net non-cash, mark-to-market activity, which were net losses of $59 million and net gains of $26 million, respectively.  Below is a summary review of each business segment’s performance.

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $1.1 billion for both the fourth quarters of 2021 and 2020.

Enterprise’s natural gas processing and related NGL marketing business reported gross operating margin of $291 million for the fourth quarter of 2021 compared to $289 million for the fourth quarter of 2020.  Enterprise’s natural gas processing plants reported a $127 million increase in gross operating margin, primarily due to higher average processing margins, including $44 million of condensate sales during the period that are reflected in the results of our Permian Basin processing plants rather than our Permian Basin gathering system in order to align these revenues with their associated costs.  Indicative NGL prices for the fourth quarter of 2021 increased 98% to $0.89 per gallon compared to the same quarter in 2020.

Total fee-based processing volumes were 4.0 Bcf/d in the fourth quarter of 2021 compared to 4.2 Bcf/d in the fourth quarter of 2020.  Equity NGL production this quarter increased to 158 MBPD for the fourth quarter of 2021 from 143 MBPD in the same quarter of 2020 primarily due to increases attributable to our plants in the Permian Basin, Mississippi and Louisiana.  Gross operating margin from Enterprise’s NGL marketing activities decreased $126 million, primarily due to an $87 million unfavorable impact from non-cash, mark-to-market activities and a $37 million decrease due to lower average sales margins.

Gross operating margin from the partnership’s NGL pipelines and storage business was $572 million for the fourth quarter of 2021 compared to $662 million for the fourth quarter of 2020.  NGL pipeline transportation volumes were 3.5 million BPD this quarter compared to 3.7 million BPD for the same quarter in 2020.  NGL marine terminal volumes were 651 MBPD this quarter compared to 800 MBPD for the same quarter last year.

Certain of Enterprise’s NGL pipelines, including the Mid-America and Seminole NGL Pipeline Systems, Chaparral NGL Pipeline, and Shin Oak NGL Pipeline, serve the Permian Basin and Rocky Mountain regions.  On a combined basis, gross operating margin from these pipelines decreased $50 million, primarily due to lower average transportation and deficiency fees including the impacts of certain contracts associated with the Rocky Mountain segment of our Mid-America Pipeline System that reached their termination dates.

Enterprise’s Hydrocarbons Terminal (“EHT”) and related Channel pipeline, had a combined $35 million decrease in gross operating margin for the fourth quarter of 2021 versus the same quarter of 2020 primarily due to a 188 MBPD decrease in LPG export volumes and a 158 MBPD decrease in pipeline transportation volumes.  The partnership’s Morgan’s Point Ethane Terminal reported a $5 million increase in gross operating margin compared to the fourth quarter of 2020 primarily due to record ethane export volumes of 171 MBPD in the fourth quarter of 2021 compared to 132 MBPD in the fourth quarter of 2020.

Gross operating margin from the partnership’s NGL fractionation business increased 27 percent, or $53 million, to $246 million for the fourth quarter of 2021 compared to the fourth quarter of 2020.  NGL fractionation volumes were 1.3 million BPD for both the fourth quarters of 2021 and 2020.

Gross operating margin from Enterprise’s NGL fractionation complex in Chambers County, Texas increased $34 million, primarily due to higher average fractionation fees and ancillary service revenues, partially offset by higher operating costs.  The newly constructed natural gasoline hydrotreater, which commenced operations in October 2021, contributed $7 million to gross operating margin during the fourth quarter of 2021.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $438 million for the fourth quarter of 2021 versus $428 million for the fourth quarter of 2020.  Included in gross operating margin are non-cash, mark-to-market losses of $3 million and $9 million in the fourth quarters of 2021 and 2020, respectively.  Total crude oil pipeline transportation volumes increased to 2.3 million BPD for the fourth quarter of 2021 from 2.0 million BPD for the fourth quarter of 2020.  Total crude oil marine terminal volumes increased 23 percent to 649 MBPD for the fourth quarter of 2021 from 529 MBPD for the same quarter in 2020.

Gross operating margin from Enterprise’s Midland-to-ECHO Pipeline System and related marketing activities increased $12 million for the fourth quarter of 2021 compared to the fourth quarter of 2020, primarily due to a 179 MBPD increase in pipeline volumes, net to the partnership’s ownership interest.

Higher crude oil terminal revenues from the partnership’s Midland and ECHO crude oil terminals contributed an aggregate $10 million increase to gross operating margin for the fourth quarter of 2021 compared to the fourth quarter of 2020.

Gross operating margin from crude oil activities at EHT located on the Houston Ship Channel for the fourth quarter of 2021 decreased $14 million compared to the fourth quarter of 2020, primarily due to lower storage and throughput revenues.

Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $195 million for the fourth quarter of 2021 compared to $226 million for the fourth quarter of 2020.  Gross operating margin for the fourth quarters of 2021 and 2020 included non-cash, mark-to-market losses of $2 million and $4 million, respectively. Total natural gas transportation volumes were a record 14.6 TBtus/d for the fourth quarter of 2021 compared to 13.7 TBtus/d for the fourth quarter of 2020.

Enterprise’s Permian Basin gathering system reported a $21 million decrease in gross operating margin for the fourth quarter of 2021 compared to the same quarter in 2020, primarily due to $44 million of condensate sales during the period being included in our Permian Basin gas processing plant results, and a 276 BBtus/d decrease in gathering volumes.

Gross operating margin from the Texas Intrastate System decreased $18 million, primarily due to lower capacity reservation fees, partially offset by higher transportation volumes and higher storage and other fees.  Transportation volumes increased to 5.2 TBtus/d in the fourth quarter of 2021 from 4.6 TBtus/d for the fourth quarter of 2020.

Enterprise’s Acadian Gas System and Haynesville Gathering System reported a combined $7 million increase in gross operating margin for the fourth quarter of 2021 compared to the fourth quarter of 2020, primarily due to higher capacity reservation fees and higher transportation volumes, which increased by an aggregate 493 BBtus/d.

 Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 14 percent, to $338 million for the fourth quarter of 2021 from $297 million for the fourth quarter of 2020. Gross operating margin for the fourth quarter of 2021 included non-cash, mark-to-market losses of $4 million compared to $1 million of non-cash, mark-to-market gains in the fourth quarter of 2020.  Total segment pipeline transportation volumes were 704 MBPD for the fourth quarter of 2021 compared to 867 MBPD for the same quarter last year.  Marine terminal volumes were 207 MBPD for the fourth quarter of 2021 compared to 297 MBPD for the fourth quarter of 2020.

The partnership’s propylene production and related businesses reported a $20 million increase in gross operating margin to $189 million for the fourth quarter of 2021.  Total propylene production volumes were 105 MBPD in the fourth quarter of 2021 compared to 104 MBPD for the same quarter last year.  Enterprise’s Chambers County Propylene Production facilities, which includes its propylene fractionators and propane dehydrogenation (“PDH”) I facility, had a $23 million increase in gross operating margin in the fourth quarter of 2021 compared to the same quarter in 2020, primarily due to higher average sales margins, fractionation fees and sales volumes.

Gross operating margin from ethylene exports and related activities increased $25 million this quarter compared to the fourth quarter of 2020.  The partnership’s ethylene export marine terminal contributed $12 million to the increase in gross operating margin, primarily due to a 10 MBPD, net to our interest, increase in export volumes.  Enterprise’s ethylene pipeline and storage facilities reported an $8 million increase in gross operating margin for the fourth quarter of 2021 compared to the same quarter in 2020 as a result of higher transportation volumes and storage fees.  Related ethylene marketing activities increased $6 million for the fourth quarter of 2021 compared to the same quarter in 2020 primarily due to higher sales volumes.

Gross operating margin from Enterprise’s octane enhancement, isobutane dehydrogenation (“iBDH”) and related operations increased $12 million in the fourth quarter of 2021 compared to the fourth quarter of 2020 primarily due to higher average sales margins, partially offset by lower sales volumes.

Enterprise’s refined products pipeline and related activities reported a $16 million decrease in gross operating margin for the fourth quarter of 2021 compared to the fourth quarter of 2020, primarily due to lower average sales margins.

 Capitalization

Total debt principal outstanding at December 31, 2021 was $29.8 billion, including $2.6 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content. At December 31, 2021, Enterprise had consolidated liquidity of approximately $7.3 billion, comprised of $4.5 billion of available borrowing capacity under its revolving credit facilities and $2.8 billion of unrestricted cash on hand.

Capital Investments

Total capital investments in the fourth quarter of 2021 were $424 million, which included $325 million for growth capital projects and $99 million of sustaining capital expenditures.  Total capital investments in 2021 were $2.2 billion, which included investments in growth capital projects of $1.8 billion and $430 million of sustaining capital expenditures.

For 2022, we expect growth capital investments to be approximately $1.5 billion.  This estimate does not include capital investments associated with the partnership’s proposed deepwater Seaport Oil Terminal (“SPOT”), which remains subject to governmental approval.  We currently expect sustaining capital expenditures for 2022 to be approximately $350 million.

2021 K-1 Tax Packages

The Enterprise K-1 tax packages are expected to be made available online through our website at www.enterpriseproducts.com  on or before February 28, 2022.  The mailing of the tax packages is currently expected to be completed by March 7, 2022.

Conference Call to Discuss Fourth Quarter 2021 Earnings

Enterprise will host a conference call today to discuss fourth quarter 2021 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. (CT) and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products production, transportation, storage, and marine terminals and related services; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity. Please visit www.enterpriseproducts.com for more information.

This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Revenues	$11,370.2	$7,044.2	$40,806.9	$27,199.7
Costs and expenses:
Operating costs and expenses	10,048.7	6,369.2	35,077.3	22,371.1
General and administrative costs	54.2	56.8	209.3	219.6
Total costs and expenses	10,102.9	6,426.0	35,286.6	22,590.7
Equity in income of unconsolidated affiliates	136.2	90.0	583.4	426.1
Operating income	1,403.5	708.2	6,103.7	5,035.1
Other income (expense):
Interest expense	(328.2)	(329.2)	(1,283.0)	(1,287.4)
Other, net	2.0	1.2	4.6	13.7
Total other expense, net	(326.2)	(328.0)	(1,278.4)	(1,273.7)
Income before income taxes	1,077.3	380.2	4,825.3	3,761.4
Benefit from (provision for) income taxes	(12.7)	(14.3)	(70.0)	124.3
Net income	1,064.6	365.9	4,755.3	3,885.7
Net income attributable to noncontrolling interests	(35.3)	(27.7)	(117.6)	(110.1)
Net income attributable to preferred units	(0.9)	(0.9)	(3.6)	(0.9)
Net income attributable to common unitholders	$1,028.4	$337.3	$4,634.1	$3,774.7
Per common unit data (fully diluted):
Earnings per common unit	$0.47	$0.15	$2.10	$1.71
Average common units outstanding (in millions)	2,200.4	2,201.4	2,203.3	2,202.2

Supplemental financial data:
Net cash flow provided by operating activities	$2,125.2	$1,599.9	$8,512.5	$5,891.5
Cash used in investing activities	$413.1	$556.5	$2,134.6	$3,120.7
Cash used in financing activities	$1,105.5	$1,016.4	$4,571.3	$2,022.7
Total debt principal outstanding at end of period	$29,821.4	$30,146.4	$29,821.4	$30,146.4

Non-GAAP Distributable Cash Flow (1)	$1,659.4	$1,628.8	$6,608.4	$6,406.7
Non-GAAP Adjusted EBITDA (2)	$2,112.3	$2,055.6	$8,381.3	$8,055.7
Non-GAAP Free Cash Flow (3)	$1,722.9	$1,019.6	$6,296.6	$2,670.4
Gross operating margin by segment:
NGL Pipelines & Services	$1,109.0	$1,144.2	$4,315.9	$4,182.4
Crude Oil Pipelines & Services	437.9	428.2	1,679.9	1,997.3
Natural Gas Pipelines & Services	195.0	225.5	1,155.5	926.6
Petrochemical & Refined Products Services	338.1	296.8	1,357.2	1,081.8
Total segment gross operating margin (4)	2,080.0	2,094.7	8,508.5	8,188.1
Net adjustment for shipper make-up rights (5)	7.4	(31.6)	53.8	(85.7)
Non-GAAP total gross operating margin (6)	$2,087.4	$2,063.1	$8,562.3	$8,102.4

(1)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(5)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(6)	See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,484	3,654	3,412	3,589
NGL marine terminal volumes (MBPD)	651	800	658	722
NGL fractionation volumes (MBPD)	1,327	1,316	1,253	1,359
Equity NGL production volumes (MBPD) (2)	158	143	167	151
Fee-based natural gas processing volumes (MMcf/d) (3,4)	4,029	4,238	4,057	4,285
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,322	2,005	2,088	2,166
Crude oil marine terminal volumes (MBPD)	649	529	645	724
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	14,564	13,715	14,249	13,421
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	105	104	99	89
Butane isomerization volumes (MBPD)	86	109	85	96
Standalone DIB processing volumes (MBPD)	151	151	154	127
Octane enhancement and related plant sales volumes (MBPD) (6)	32	41	33	35
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	704	867	890	802
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	207	297	234	262
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,510	6,526	6,390	6,557
Natural gas pipeline transportation volumes (BBtus/d)	14,564	13,715	14,249	13,421
Equivalent pipeline transportation volumes (MBPD) (8)	10,343	10,135	10,140	10,089
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,507	1,626	1,537	1,708

(1)
Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)	Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane additive and isobutane dehydrogenation (“iBDH”) facilities located at our Chambers County complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include export volumes at our ethylene export terminal.
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2020 by quarter:
First Quarter	$1.95	$0.14	$0.37	$0.57	$0.63	$0.93	$0.31	$0.18
Second Quarter	$1.71	$0.19	$0.41	$0.43	$0.44	$0.41	$0.26	$0.11
Third Quarter	$1.98	$0.22	$0.50	$0.58	$0.60	$0.80	$0.35	$0.17
Fourth Quarter	$2.67	$0.21	$0.57	$0.76	$0.68	$0.92	$0.41	$0.24
2020 Averages	$2.08	$0.19	$0.46	$0.59	$0.59	$0.77	$0.33	$0.18

2021 by quarter:
First Quarter	$2.71	$0.24	$0.89	$0.94	$0.93	$1.33	$0.73	$0.44
Second Quarter	$2.83	$0.26	$0.87	$0.97	$0.98	$1.46	$0.67	$0.27
Third Quarter	$4.02	$0.35	$1.16	$1.34	$1.34	$1.62	$0.82	$0.36
Fourth Quarter	$5.84	$0.39	$1.24	$1.46	$1.46	$1.82	$0.66	$0.33
2021 Averages	$3.85	$0.31	$1.04	$1.18	$1.18	$1.56	$0.72	$0.35

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service by IHS Markit (“IHS”).

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS.  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2020 by quarter:
First Quarter	$46.17	$45.51	$47.81	$48.15
Second Quarter	$27.85	$28.22	$29.68	$30.12
Third Quarter	$40.93	$41.05	$41.77	$42.47
Fourth Quarter	$42.66	$43.07	$43.63	$44.08
2020 Averages	$39.40	$39.46	$40.72	$41.21

2021 by quarter:
First Quarter	$57.84	$59.00	$59.51	$59.99
Second Quarter	$66.07	$66.41	$66.90	$67.95
Third Quarter	$70.56	$70.74	$71.17	$71.51
Fourth Quarter	$77.19	$77.82	$78.27	$78.41
2021 Averages	$67.92	$68.49	$68.96	$69.47

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.89 per gallon during the fourth quarter of 2021 versus $0.45 per gallon during the fourth quarter of 2020.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Free Cash Flow (“FCF”)
Net cash flow provided by operating activities (GAAP)	$2,125.2	$1,599.9	$8,512.5	$5,891.5
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(413.1)	(556.5)	(2,134.6)	(3,120.7)
Cash contributions from noncontrolling interests	49.4	9.7	72.4	30.9
Cash distributions paid to noncontrolling interests	(38.6)	(33.5)	(153.7)	(131.3)
FCF (non-GAAP)	$1,722.9	$1,019.6	$6,296.6	$2,670.4

FCF is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF appropriately reflects the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$1,028.4	$337.3	$4,634.1	$3,774.7
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	546.1	526.8	2,139.8	2,071.9
Cash distributions received from unconsolidated affiliates	143.0	151.8	590.1	614.1
Equity in income of unconsolidated affiliates	(136.2)	(90.0)	(583.4)	(426.1)
Asset impairment charges	119.9	800.2	232.8	890.6
Change in fair market value of derivative instruments	58.9	(25.6)	(27.4)	(79.3)
Deferred income tax expense (benefit)	6.7	1.4	39.8	(147.6)
Sustaining capital expenditures (1)	(99.2)	(67.6)	(430.1)	(293.6)
Other, net (2)	(14.4)	(9.9)	(126.8)	22.5
Operational DCF	1,653.2	1,624.4	6,468.9	6,427.2
Proceeds from asset sales	6.2	4.4	64.3	12.8
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	75.2	(33.3)
DCF (non-GAAP)	1,659.4	1,628.8	6,608.4	6,406.7
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	319.6	(75.5)	1,366.7	(767.5)
Sustaining capital expenditures	99.2	67.6	430.1	293.6
Other, net	47.0	(21.0)	107.3	(41.3)
Net cash flow provided by operating activities (GAAP)	$2,125.2	$1,599.9	$8,512.5	$5,891.5

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

(2)	The year ended December 31, 2021 includes $100 million of accounts receivable that we do not expect to collect in the normal billing cycle.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.				Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Net income (GAAP)	$1,064.6	$365.9	$4,755.3	$3,885.7
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	524.1	512.1	2,055.4	2,009.7
Interest expense, including related amortization	328.2	329.2	1,283.0	1,287.4
Cash distributions received from unconsolidated affiliates	143.0	151.8	590.1	614.1
Equity in income of unconsolidated affiliates	(136.2)	(90.0)	(583.4)	(426.1)
Asset impairment charges	119.9	800.2	232.8	890.6
Provision for (benefit from) income taxes	12.7	14.3	70.0	(124.3)
Change in fair market value of commodity derivative instruments	58.9	(25.6)	(27.4)	(79.3)
Other, net	(2.9)	(2.3)	5.5	(2.1)
Adjusted EBITDA (non-GAAP)	2,112.3	2,055.6	8,381.3	8,055.7
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(328.2)	(329.2)	(1,283.0)	(1,287.4)
Deferred income tax expense (benefit)	6.7	1.4	39.8	(147.6)
Benefit from (provision for) income taxes	(12.7)	(14.3)	(70.0)	124.3
Net effect of changes in operating accounts, as applicable	319.6	(75.5)	1,366.7	(767.5)
Other, net	27.5	(38.1)	77.7	(86.0)
Net cash flow provided by operating activities (GAAP)	$2,125.2	$1,599.9	$8,512.5	$5,891.5

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.				Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Total gross operating margin (non-GAAP)	$2,087.4	$2,063.1	$8,562.3	$8,102.4
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(512.7)	(500.2)	(2,010.6)	(1,961.5)
Asset impairment charges in operating costs and expenses	(119.9)	(800.2)	(232.6)	(890.6)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	2.9	2.3	(6.1)	4.4
General and administrative costs	(54.2)	(56.8)	(209.3)	(219.6)
Total operating income (GAAP)	$1,403.5	$708.2	$6,103.7	$5,035.1

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

Enterprise Products Partners L.P.			Exhibit H
Other Information – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Capital investments:
Capital expenditures	$417.5	$616.3	$2,223.2	$3,287.9
Investments in unconsolidated affiliates	0.8	5.7	2.1	15.6
Other investing activities	6.1	1.6	19.9	20.6
Total capital investments	$424.4	$623.6	$2,245.2	$3,324.1

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(50.0)	$37.0	$39.6	$48.4
Crude Oil Pipelines & Services	(2.9)	(8.8)	(2.5)	20.1
Natural Gas Pipelines & Services	(2.1)	(3.7)	(2.8)	6.3
Petrochemical & Refined Products Services	(3.9)	1.1	(6.9)	4.5
Total mark-to-market impact on gross operating margin	$(58.9)	$25.6	$27.4	$79.3